Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE	Vice President of Investor Relations
May 9, 2012	813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES STRONG FIRST QUARTER RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced highlights and results for the quarter ended March 31, 2012.

•

Pro Forma Adjusted EBITDA for the quarter was $59.1 million, driven by a full quarter of contractual fee revenue from the pools boarded in the fourth quarter of 2011 and strong incentive earnings resulting from improvements in client portfolio performance. Incentive and performance fees were $23.0 million for the first quarter of 2012, increasing 27% sequentially as compared to the fourth quarter of 2011.

•

Core earnings for the first quarter was $20.6 million after taxes, or $0.71 per diluted share. The sequential increase in core earnings, as compared to the fourth quarter of 2011, was driven by strong revenue generation in the servicing segment from the increased contractual revenues and incentive earnings.

•	GAAP net income for the first quarter was $5.1 million, or $0.17 per diluted share.

•	The Company boarded over 25,000 accounts with a UPB of $2.2 billion during the quarter, in line with expectations, and finished the quarter with 1,036,000 accounts with a UPB of $86 billion serviced.

•

Walter Investment’s business development pipeline remains robust and continues to mature. The Company currently expects to close one delinquency flow program in the second quarter with an additional program to come in the second half of the year. Together these flow programs are expected to generate average monthly unit volumes approximately equal to the current run-off rate.

•

Based on strong first quarter operating results and expectations for the pipeline and other Company initiatives and opportunities, the Company believes that it will achieve results at or above the mid-point of its prior 2012 Pro Forma Adjusted EBITDA guidance of $225 to $240 million.

•	Green Tree received its FNMA seller approval and is expanding its existing originations capability to meet increased demand driven by the HARP 2.0 program.

“Strong operational performance contributed to very solid first quarter financial results,” stated Mark J. O’Brien, Walter Investment’s Chairman and CEO. “Our focus on providing enhanced levels of servicing and regulatory compliance to credit sensitive assets was rewarded with increased incentive and performance fees from our subserviced portfolios. We continue to see positive revenue and earnings growth from the first lien pools booked in late 2011, whose performance is exceeding both management’s and our client’s expectations. We anticipate revenues to continue to ramp throughout the remainder of the year as we add profitable new business to the portfolio.”

First Quarter 2012 Financial and Operating Highlights

The Company’s results for all periods presented reflect the results for Walter Investment, with the results for Green Tree included only for the post-acquisition period since July 1, 2011. In most cases, material changes from prior periods are attributable to the acquisition of Green Tree.

•

Core earnings after taxes for the first quarter was $20.6 million, or $0.71 per diluted share. GAAP net income before income taxes of $8.3 million was adjusted for $20.2 million of depreciation and amortization costs from a step-up in basis related to business combination transactions, transaction and integration related costs of $1.4 million, shared-based compensation expense of $4.7 million, the net impact of the consolidated Non-Residual Trust Variable Interest Entities (“VIEs”) of $(3.0) million and other non-cash items of $1.6 million. Core earnings increased 28% sequentially as compared to the fourth quarter due to stronger incentive earnings and increased contractual fee revenue.

•

During the quarter, Walter Investment generated cash of $47.6 million from operations and ended the quarter with liquidity of $101.8 million, including cash of $57.1 million and availability on its revolver of $44.7 million. Payments of $20.6 million were made to reduce outstanding Company indebtedness during the quarter.

Total revenue for the first quarter was $165.8 million as compared to $46.6 million in the year-ago period. Results for the current quarter reflect $99.7 million of servicing revenue and fees, $20.0 million of insurance revenue and $2.8 million of other income. Total revenue was up 6% sequentially from the fourth quarter on higher servicing revenues and higher levels of incentive and performance based fees.

Total expense increased from $43.4 million in the first quarter of 2011 to $162.3 million in the first quarter of 2012. This year-over-year increase includes the operating and overhead costs, including salaries and benefits and general and administrative expenses, of Green Tree. Expenses for the first quarter of 2012 also included $24.9 million of increased depreciation and amortization expense, $20.4 million of higher interest expense on corporate debt and $1.4 million of transaction and integration-related costs associated with the Green Tree acquisition. Total expenses were essentially flat with the fourth quarter as slight reductions in interest expense, depreciation and amortization, general and administrative expenses, and provision for loan losses were offset by an increase in salaries and benefits associated with the addition of 95 full-time employees, higher first quarter benefits expenses and expenses related to non-cash compensation.

Servicing

The Servicing segment generated revenue of $100.5 million in the first quarter, which included $75.8 million of servicing fees, $14.8 million of incentive and performance-based fees, and $9.1 million of ancillary and other fees. Expense for the Servicing segment was $89.7 million, which included $21.6 million of depreciation and amortization costs resulting from Walter Investment’s acquisition of Green Tree. The segment generated income before income taxes of $10.5 million for the quarter ended March 31, 2012. The Servicing segment’s core earnings before income taxes for the first quarter was $31.1 million after adjusting for the impact of the step-up depreciation and amortization, share-based compensation expense and non-cash interest expense. The increase as compared to the $27.9 million in the fourth quarter reflects the higher servicing revenues, including incentive and performance fees.

Asset Receivables Management (“ARM”) and Insurance

The ARM segment generated revenue of $8.3 million and expense of $7.2 million in the quarter ended March 31, 2012. Core earnings before income taxes was $3.4 million after adjusting for step-up depreciation of $2.0 million and a minimal amount of share-based compensation expense. Core earnings before income taxes for the segment was $2.8 million in the fourth quarter of 2011.

Walter Investment’s Insurance segment generated revenue of $20.3 million, offset by expenses of $10.8 million for the first quarter. Insurance segment income before income taxes for the quarter was $9.5 million. Segment core earnings before income taxes was $11.7 million for the quarter ended March 31, 2012, as compared to $10.6 million in the fourth quarter of 2011.

Loans and Residuals

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $39.3 million for the first quarter of 2012, in-line with interest income generated in the fourth quarter of 2011. Total expense for the segment was $33.0 million, including $24.0 million of interest expense on securitized debt. The Loans and Residuals segment generated income before income taxes of $6.0 million and pre-tax core earnings of $6.7 million for the first quarter of 2012. This compares to income before income taxes of $6.0 million and pre-tax core earnings of $5.1 million for the fourth quarter of 2011.

Performance of the Walter Investment legacy portfolio included delinquencies of 5.46% at March 31, 2012, 14 bps lower as compared to those at December 31, 2011, consistent with historical seasonal movement in these metrics. The delinquency rate was 73 basis points higher than the 4.73% ratio in the prior year period, reflecting the higher expected rates of delinquencies for loans acquired at significant discounts in 2010 and 2011. The Company’s on-going commitment to reducing levels of REO inventory, including aged REO, resulted in an 11% decline in REO inventory as compared to the prior year period.

Outlook

During the first quarter, Walter Investment’s pipeline, consisting of both subservicing and MSR purchase opportunities has continued to strengthen and develop. The Company believes it is well positioned to continue to receive meaningful future subservicing transfers. These transfers, in tandem with the subservicing delinquency flow programs currently being developed with clients and opportunistic purchases of MSRs, continue to support the levels of new business expectations for 2012 previously communicated. Based on the foregoing and the Company’s first quarter results the Company believes that it will achieve results at or above the mid-point of its prior 2012 Pro Forma Adjusted EBITDA guidance of $225 to $240 million.

“The Walter Investment pipeline remains robust and continues to both mature and grow,” said Chairman and CEO Mark O’Brien. “Though we have seen certain new business additions planned for the first half of 2012 pushed back, as clients reviewed portfolios and planned actions for those portfolios affected by the finalization of the various negotiated regulatory settlements, we anticipate these settlements could ultimately prove additive to our pipeline, as we work with clients to implement solutions. We expect we will be able to meet or exceed our financial objectives through improved operational performance, a shift in new business mix to accounts that would potentially generate higher average margins, and additional new business boarded in the last half of the year. We believe that Walter Investment is well positioned to take advantage of the opportunities available in the sector and demonstrate the full earnings capability of the company as we continue to leverage and grow the platform.”

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is presented in accordance with its definition in the Company’s credit agreements and represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Pro Forma Adjusted EBITDA also includes an adjustment to reflect synergies and, for periods prior to the acquisition, adjustments to reflect Green Tree as having been acquired at the beginning of the year.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter an full year results and other general business matters during a conference call and live webcast to be held on Wednesday, May 9, 2012, at 10 a.m. Eastern Time. To listen to the event live or in an archive, which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company has over 2,600 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Walter Investment’s results to differ materially from current expectations include, but are not limited to: Walter Investment’s ability to implement its strategic initiatives, particularly as they relate to our ability to develop new business, including the implementation of delinquency flow programs and the receipt of new business, which are both subject to customer demand and approval, and the availability of MSRs at acceptable prices, along with the availability of capital to purchase MSRs; the Company’s ability to earn anticipated levels of performance and incentive fees on serviced business; continued performance of the loans and residuals segment; economic, political and market conditions and fluctuations, government and industry regulation, including any new regulation, increased costs, and/or decrease in revenues that may result from increased scrutiny by government regulators and customers on lender-placed insurance; interest rate risk and U.S. competition; and other factors detailed in Walter Investment’s 2011 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This press release speaks only as of this date. Walter Investment disclaims any duty to update the information herein.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2012

($ in thousands)

	Servicing	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES
Servicing revenue and fees	$99,730	$8,328	$—	$—	$—	$(5,410)	$102,648
Interest income on loans	—	—	—	39,280	—	—	39,280
Insurance revenue	—	—	19,962	—	—	—	19,962
Other revenues	786	—	302	—	2,778	—	3,866

Total revenues	100,516	8,328	20,264	39,280	2,778	(5,410)	165,756
EXPENSES
Interest expense	1,495	—	—	23,978	20,365	—	45,838
Depreciation and amortization	21,566	2,004	1,347	—	17	—	24,934
Provision for loan losses	—	—	—	1,569	—	—	1,569
Other expenses, net	66,661	5,163	9,420	7,466	6,618	(5,410)	89,918

Total expenses	89,722	7,167	10,767	33,013	27,000	(5,410)	162,259
OTHER GAINS (LOSSES)
Net fair value gains (losses)	(286)	—	—	(295)	5,344	—	4,763

Total other gains (losses)	(286)	—	—	(295)	5,344	—	4,763

Income (loss) before income taxes	10,508	1,161	9,497	5,972	(18,878)	—	8,260

Core Earnings
Step-up depreciation and amortization	16,840	2,004	1,347	—	17	—	20,208
Share-based compensation expense	3,467	256	793	—	233	—	4,749
Transaction and integration costs	—	—	—	—	1,417	—	1,417
Non-cash interest expense	286	—	93	707	—	—	1,086
Net impact of Non-Residual Trusts	—	—	—	—	(3,002)	—	(3,002)
Other	—	—	—	—	449	—	449

Total adjustments	20,593	2,260	2,233	707	(886)	—	24,907

Core earnings (loss) before income taxes	31,101	3,421	11,730	6,679	(19,764)	—	33,167
Pro Forma Adjusted EBITDA
Interest expense on debt	63	—	—	—	20,365	—	20,428
Non-cash interest income	(746)	—	(299)	(3,485)	—	—	(4,530)
Depreciation and amortization	4,726	—	—	—	—	—	4,726
Pro forma synergies	1,426	—	—	—	902	—	2,328
Provision for loan losses	—	—	—	1,569	—	—	1,569
Residual Trusts cash flows	—	—	—	262	—	—	262
Other	261	3	—	797	79	—	1,140

Total adjustments	5,730	3	(299)	(857)	21,346	—	25,923

Pro Forma Adjusted EBITDA	$36,831	$3,424	$11,431	$5,822	$1,582	$—	$59,090

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2012	2011
REVENUES
Servicing revenue and fees	$102,648	$2,937
Interest income on loans	39,280	41,355
Insurance revenue	19,962	2,032
Other revenues	3,866	266

Total revenues	165,756	46,590

EXPENSES
Salaries and benefits	57,403	9,139
Interest expense	45,838	20,392
General and administrative	29,029	9,098
Depreciation and amortization	24,934	180
Provision for loan losses	1,569	625
Other expenses, net	3,486	3,956

Total expenses	162,259	43,390

OTHER GAINS
Net fair value gains	4,763	—
Other	—	433

Total other gains	4,763	433

Income before income taxes	8,260	3,633
Income tax expense	3,125	143

Net income	$5,135	$3,490

Comprehensive income	$5,193	$3,360

Net income	$5,135	$3,490

Basic earnings per common and common equivalent share	$0.17	$0.13
Diluted earnings per common and common equivalent share	0.17	0.13

Weighted-average common and common equivalent shares outstanding — basic	28,798	26,596
Weighted-average common and common equivalent shares outstanding — diluted	29,034	26,731

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$57,104	$32,652
Restricted cash and cash equivalents	322,975	332,428
Residential loans (includes $687,848 and $672,714 at fair value)	2,270,725	2,278,402
Allowance for loan losses	(13,784)	(13,824)

Residential loans, net	2,256,941	2,264,578
Receivables, net (includes $77,900 and $81,782 at fair value)	228,592	228,128
Servicer and protective advances, net	110,792	129,261
Servicing rights, net	237,414	250,329
Goodwill	470,291	470,291
Intangible assets, net	131,330	137,482
Premises and equipment, net	125,575	130,410
Other assets	112,590	118,028

Total assets	$4,053,604	$4,093,587

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $20,838 and $21,515 at fair value)	$225,493	$231,476
Servicing advance liabilities	104,618	107,039
Servicer payables	210,375	213,698
Debt	722,019	742,626
Mortgage-backed debt (includes $819,345 and $811,245 at fair value)	2,207,333	2,224,754
Deferred tax liability, net	43,406	43,360

Total liabilities	3,513,244	3,562,953

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares
Issued and outstanding — 0 shares at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares
Issued and outstanding — 27,957,418 and 27,875,158 at March 31, 2012 and December 31, 2011, respectively	280	279
Additional paid-in capital	183,130	178,598
Retained earnings	356,476	351,341
Accumulated other comprehensive income	474	416

Total stockholders’ equity	540,360	530,634

Total liabilities and stockholders’ equity	$4,053,604	$4,093,587

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:

	March 31,	December 31,
	2012	2011
Restricted cash and cash equivalents	$59,437	$59,685
Residential loans (includes $687,848 and $672,714 at fair value)	2,258,079	2,266,965
Allowance for loan losses	(13,563)	(13,604)

Residential loans, net	2,244,516	2,253,361
Receivables, net (includes $77,900 and $81,782 at fair value)	77,900	81,782
Other assets	62,863	63,498

Total assets	$2,444,716	$2,458,326

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:

Payables and accrued liabilities	$9,763	$10,163
Mortgage-backed debt (includes $819,345 and $811,245 at fair value)	2,207,333	2,224,754

Total liabilities	$2,217,096	$2,234,917

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Core Earnings

and Pro Forma Adjusted EBITDA

For the Three Months Ended March 31, 2012

($ in millions except per share amounts)

Core Earnings
For the three months ended 03/31/2012
Income before income taxes	$8.3
Add back:

Step-up depreciation & amortization	20.2
Transaction & integration related costs	1.4
Net impact of Non-Residual Trusts	(3.0)
Share-based compensation expense	4.7
Non-cash interest expense	1.1
Other	0.5

Pre-tax core earnings	33.2

After tax core earnings (38% tax rate)	$20.6

Shares outstanding	29.0

Core EPS	$0.71

Pro Forma Adjusted EBITDA
For the three months ended 03/31/2012
Income before income taxes	$8.3
Add back:
Depreciation and amortization	24.9
Interest expense on debt	20.4

EBITDA	53.6
Add back:
Transaction and integration costs	1.4
Pro forma synergies	2.3
Residual Trusts cash flows	0.3
Provision for loan losses	1.6
Non-cash share-based compensation expense	4.7
Non-cash interest expense	1.1
Other	1.6

Sub-total	13.0
Less:
Non-cash interest income	(4.5)
Net impact of Non-Residual Trusts	3.0

Sub-total	(7.5)

Pro Forma Adjusted EBITDA	$59.1

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Non-GAAP Reconciliations above for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to business combination transactions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies.

Core earnings (pre-tax and after-tax) and core earnings per share may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

Use of Core Earnings and Pro Forma Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Pro Forma Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of Pro Forma Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Pro Forma Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding depreciation and amortization costs related to acquisitions, transaction and merger integration-related costs, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Pro Forma Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and merger integration-related costs, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items as defined by our first and second lien credit agreements, including, but not limited to pro forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP

Core earnings (pre-tax and after-tax), core earnings per share and Pro Forma Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax),core earnings per share and Pro Forma Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss),income (loss) before income taxes, net income (loss),basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.